Exhibit 3.34

CERTIFICATE OF FORMATION

OF

USCS CHEMICAL CHARTERING LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USCS CHEMICAL CHARTERING LLC.

SECOND:	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USCS CHEMICAL CHARTERING LLC this 2nd day of May, 2003.

/s/ Paul Gridley
Paul Gridley, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:08 PM 05/02/2003
FILED 05:49 PM 05/02/2003
SRV 030287453 - 3654330 FILE